Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP]

August 13, 2007

VMware, Inc.

3401 Hillview Avenue

Palo Alto, California 94304

RE:	VMware, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to VMware, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the preparation of a registration statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2007, relating to the registration by the Company of an aggregate of 86,400,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), authorized for issuance pursuant to the 2007 VMware, Inc. Equity and Incentive Plan (the “Equity and Incentive Plan”) and the 2007 VMware, Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the Equity and Incentive Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Plans; (ii) the Registration Statement in the form being filed with the Commission on August 13, 2007; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, certified by the Secretary of State of the State of Delaware; (iv) the Amended and Restated Bylaws of the Company; (v) a certificate, dated as of August 10, 2007 from the Secretary of State of the State of Delaware, as to the existence and good standing in the State of Delaware of the Company; (vi) certain resolutions of the Board of Directors of the Company relating to the Plans, the

VMware, Inc.

August 13, 2007

filing of the Registration Statement and certain related matters, certified by the Secretary of the Company; (vii) a specimen certificate representing the Common Stock; and (viii) certain resolutions adopted by the stockholders of the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have assumed that if issued in physical form, certificates representing the Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar or, if issued in book entry form, such transfer agent and registrar will appropriately register such issuance in the books and records of the Company and issue an appropriate account statement evidencing the Shares credited to the recipient’s account. We have also assumed that (i) the Shares will be issued in accordance with the terms of the Plans, (ii) the consideration received by the Company for each Share delivered pursuant to the ESPP or Equity and Incentive Plan shall not be less than the par value of the Class A Common Stock, and (iii) each agreement setting forth the terms of each grant of options or other awards under the Equity and Incentive Plan is or will be consistent with the Equity and Incentive Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

VMware, Inc.

August 13, 2007

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when the Shares are delivered and paid for as contemplated by the Plans and in accordance with the terms and conditions of the respective Plans and, with respect to the Equity and Incentive Plan, the applicable award agreements, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP